UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported):  December 28, 2012

ITT EDUCATIONAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13144	36-2061311
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

13000 North Meridian Street
Carmel, Indiana 46032-1404
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (317) 706-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                      Results of Operations and Financial Condition.

In connection with the settlement described under Item 8.01 "Other Events" below, ITT Educational Services, Inc. (the "Company") expects to record an after-tax charge to net income of approximately $13.2 million in the fourth quarter of 2012.  The Company also expects that this after-tax charge to net income will reduce its earnings per share by approximately $0.56 in the fourth quarter of 2012.

Item 8.01.                      Other Events.

On December 28, 2012, the Company entered into a Settlement Agreement and Release (the “Settlement Agreement”) with Sallie Mae, Inc. ("SMI") to settle the previously disclosed litigation matter between the Company and SMI relating to the Risk Sharing Loan Program Agreement, dated as of July 17, 2007, between the Company and SMI (the "RSA"). For additional information regarding the litigation subject to the Settlement Agreement, see Note 11 to the Notes to Condensed Consolidated Financial Statements in Part I, Item 1, "Financial Information" and Part II, Item 1, "Legal Proceedings" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Under the terms of the Settlement Agreement, the Company has agreed to pay a one-time payment of $46,000,000 to SMI on or before January 29, 2013 (the "Payment").  The Company and SMI each also agreed to release the other (and their respective affiliates) from any and all current and future claims arising out of, or directly or indirectly related to, the RSA, other than claims related to certain provisions of the RSA governing cooperation, confidentiality, the treatment of intellectual property and certain indemnification claims related to the FTC Holder Rule.  SMI specifically agreed to release the Company from any and all of its guarantee obligations arising under the RSA before or after the date of the Settlement Agreement, and the Company agreed to release all right, title and interest in and to the loans made pursuant to the RSA, including any right to receive any payments related to any of those loans.

The Settlement Agreement provides that the Company and SMI will submit an order dismissing the litigation with prejudice within five business days after the Payment is received by SMI.  The Settlement Agreement contains no admission of liability by either party.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2013

ITT Educational Services, Inc.

By:  /s/ Clark D. Elwood
       Name: Clark D. Elwood
       Title: Executive Vice President, Chief
Administrative and Legal Officer